FORM 5    U.S. SECURITIES AND EXCHANGE COMMISSION   OMB Approval
                  Washington, D.C.  20549              OMB Number 3235-0362
                                                       Expires:  September
                                                                 30, 1998
           ANNUAL STATEMENT OF CHANGES IN              Estimated average
                BENEFICIAL OWNERSHIP                   burden hours per
                                                       response . . . 1.0
   [ ]  Check this box if no longer
        subject to Section 16.           Filed pursuant to Section 16(a) of
        Form 4 or Form 5                 the Securities Exchange Act of 1934,
        obligations may continue.        Section 17(a) of the Public Utility
        See Instruction 1(b).            Holding Company Act of 1935 or
                                         Section 30(f) of the Investment
   [ ]  Form 3 Holdings Reported         Company Act of 1940

   [ ]  Form 4 Transactions Reported


    1.   Name and Address of    2.   Issuer Name and Ticker or Trading Symbol  6.   Relationship of Reporting Person to Issuer
         Reporting Person                                                                   (Check all applicable)

                                                                                  X    Director               X    10% Owner
    McLEAN    MALCOM     P.               Trailer Bridge, Inc. (TRBR)            ___   Officer (give         ___   Other (specify
    (Last)   (First)  (Middle)              	                                                title                     below)
                                                                                                below)
                               3.   IRS or Social      4.   Statement for
                                    Security                  Month/Year             ____________________________________
      500 Park Avenue,              Number of
       Suite 540                    Reporting               December 1997
             (Street)               Person
                                    (Voluntary)
                                                       5.   If Amendment,     7. Individual or Joint/Group Filing (Check
                                                            Date of                Applicable Line)
                                                            Original             X   Form filed by One Reporting Person
      New York     New York                                 (Month/Year)        ___  Form filed by More than One Reporting
                     10022                                                           Person
      (City)         (State)
                     (Zip)

                           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

    1. Title of Security       2.Trans-     3. Trans-   4.  Securities        5.  Amount of Securities       6. Owner-  7.  Nature
       (Instr. 3)                action        action       Acquired (A)          Beneficially Owned at End     ship        of In-
                                 Date          Code         or Disposed of (D)    of Issuer's Fiscal Year       Form:       direct
                                 (Month/       (Instr.      (Instr. 3, 4 and      (Instr. 3 and 4)              Direct      Bene-
                                 Day/           8)            5)                                                (D) or      ficial
                                 Year)                                                                          Indirect    Owner-
                                                                                                                (I)         ship
                                                                                                                (Instr.     (Instr.
                                                                                                                4)          4)
                                                          Amount   (A) or    Price
                                                                   (D)

    Common Stock                                                                           5,338,000              D





   Reminder:  Report on a separate line for each class of securities
              beneficially owned directly or indirectly.                                                                     (Over)

   *  If the form is filed by more than one reporting                                                               SEC 2270 (7/96)
      person, see instruction 4(b)(v).  (Print or Type Responses)

   FORM 5          Table II - Derivative Securities Acquired, Disposed of,
   (continued)   or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


    1. Title       2. Conver-       3. Trans-       4. Trans-       5. Number       6. Date Exer-
       of             sion or          action          action          of              cisable
       Deriv-         Exercise         Date            Code            Deriv-          and
       ative          Price of         (Month/         (Instr.         ative           Expiration
       Security       Derivative       Day/Year)       8)              Securities      Date (Month/
       (Instr.        Security                                         Acquired        Day/Year)
       3)                                                              (A) or
                                                                       Disposed
                                                                       of (D)
                                                                       (Instr. 3,      Date         Expira-
                                                                       4 and 5)        Exer-        tion
                                                                                       cisable      Date
                                                                       (A)    (D)

   Call Option
   (obligation
    to sell)           $.001           02/01/94                              392,500   02/01/94     12/31/03

   Call Option
   (obligation
    to sell)           $.946           05/21/97                              942,000   05/21/97     05/20/07

   Call Option
   (obligation
    to sell)           $9.30           09/10/97           J*                  20,000   03/01/98     09/09/02







   7. Title and         8. Price of        9. Number of       10. Ownership        11. Nature
      Amount of            Derivative         Derivative          of                   of In-
      Underlying           Security           Securities          Derivative           direct
      Securities           (Instr. 5)         Beneficially        Security;            Bene-
      (Instr. 3                               Owned at End        Direct (D)           ficial
       and 4)                                 of Year             or Indirect          Owner-
                                              (Instr. 4)          (I) (Instr.          ship
                                                                  4)                   (Instr. 4)
   Title     Amount or
             Number of
             Shares



   Common     392,500                           392,500                D
   Stock

   Common     942,000                           942,000                D
   Stock

   Common      20,000                            20,000                D
   Stock



   Explanation of Responses:

   * Mr. McLean granted, for no consideration, options to buy an aggregate of 40,000 shares of common stock to colleagues, friends and other associates, including options to an executive officer at Trailer Bridge, Inc.



   **Intentional misstatements or omissions
     of facts constitute Federal Criminal            *               02/13/98
     Violations.  See 18 U.S.C. 1001 and       ** Signature of          Date
     15 U.S.C. 78ff(a).                        Reporting Person

   Note:   File three copies of this Form,
           one of which must be manually
           signed.  If space provided is       *By:/s/ William G. Gotimer, Jr.
           insufficient, see Instruction           William G. Gotimer, Jr.
           6 for procedure.                        Attorney-in-Fact

   Potential persons who are to respond to the
   collection of information contained in this
   form are not required to respond unless the                         Page 2
   form displays a currently valid OEM Number.                SEC 2270 (7/96)